IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF FLORIDA

MIAMI DIVISION

CASE NO.: 05-21251-ALTONAGA/BANDSTRA

MANUEL FIGUEROA, and DIXIE M. GARNER, individually and on behalf of those similarly situated,

Plaintiff,

vs.

SHARPER IMAGE CORPORATION a Delaware corporation, and ZENION INDUSTRIES, INC., a California corporation,

Defendants.

/

THIRD AMENDED SETTLEMENT AGREEMENT AND RELEASE

By And Among

Plaintiffs Manuel Figueroa and Dixie M. Garner, the Settlement Class, and Defendant Sharper Image Corporation

SF #1302754 v17

THIRD AMENDED SETTLEMENT AGREEMENT AND RELEASE

TABLE OF CONTENTS

1.	Definitions	3
2.	The Class Action and Settlement Class Covered by This Third Amended Settlement
Agreement		13
3.	Commitment To Support	13
4.	Conditions of Settlement, Effect of Disapproval, Cancellation, or Termination	15
5.	Procedure For Certification and Approving Settlement	17
6.	Procedure For Final Approval	18
7.	Notice To Class	21
8.	Settlement Benefits	24
9.	Cost of Notice and Additional Expenses	32
10.	Attorneys’ Fees, Class Representative Fees, and Litigation Costs and Expenses	32
11.	Opt-Out Rights	34
12.	Claims Procedure	35
13.	Claims Administration	35
14.	[INTENTIONALLY LEFT BLANK]	40
15.	Release	40
16.	Other Pending Actions	43
17.	Final Approval of This Agreement	44
18.	Final Judgment	44
19.	Effect of Failure of Court To Approve	45
20.	Successors & Assigns	46
21.	Entire Agreement	46
22.	Exhibits	47
23.	No Presumption Against Drafter	47
24.	Governing Law	47
25.	Continuing Jurisdiction and Exclusive Venue	48
26.	Authority	49
27.	Currency, Dates & Times	50
28.	Notices	50
29.	Preliminary Injunction and Stays of Other Actions	51
30.	Permanent Injunction as Part of Final Judgment	51
31.	Order of Dismissal With Prejudice of Other Pending Actions	52
32.	Stay	52
33.	Additional Terms	53
34.	Counterparts	54

i

SF #1302754 v17

     THIS THIRD AMENDED SETTLEMENT AGREEMENT AND RELEASE (“Agreement,” “Settlement Agreement,” or “Third Amended Settlement Agreement”) will be unconditionally effective, by and among defendant Sharper Image Corporation (“Sharper Image” or “Settling Defendant”) and plaintiff Manuel Figueroa and Dixie M. Garner (“Plaintiffs” or “Settlement Class Representatives”) (collectively, the “Parties”) and the Settlement Class (as defined in § 2.2 ), when the Final Order and Final Judgment become Final as defined herein. This Third Amended Settlement Agreement supersedes the Second Amended Settlement Agreement and the Amended Settlement Agreement only to the extent that it modifies or adds to those agreements, which, except to the extent superseded, are incorporated herein by this reference.

     WHEREAS, Sharper Image denies and has asserted a number of defenses to each and every one of the allegations in the above-captioned litigation (the “Class Action”) regarding the efficacy of the Ionic Breeze® products. Sharper Image stands behind the Ionic Breeze® and contends that scientific testing has demonstrated the high quality, efficacy, and safety of the Ionic Breeze®, but, regardless of the merits of this Class Action, the outcome of any litigation is always inherently uncertain; therefore, Sharper Image has concluded that it is in the best interest of Sharper Image, its shareholders, and its customers to settle this Class Action.

     WHEREAS, Plaintiffs equally believe in the allegations and assertions made in their Complaint and the merits of this Class Action, but also believe that settlement is in the best interest of the Settlement Class Members; WHEREAS, Plaintiffs, Settlement Class, and Settling Defendant agree that this Third Amended Settlement Agreement, and any papers filed or prepared in connection with this Third Amended Settlement Agreement, shall not be deemed or construed to be an admission or evidence of any violation of any statute or law or of any liability or wrongdoing by Settling Defendant or of the truth of any of the claims or allegations made in this Class Action or otherwise;

     WHEREAS, arm’s length settlement negotiations have taken place between Plaintiffs (as defined in § 1.36), Settlement Class Counsel (as defined in § 1.49), Settling Defendant’s Counsel (as defined in § 1.53), and the Settling Defendant (as defined in § 1.52); WHEREAS, as a product of those negotiations, this Third Amended Settlement Agreement, including its exhibits, which embodies all of the terms and conditions of the settlement between the Settling Defendant and the Plaintiffs, both individually and on behalf of the Settlement Class, has been reached, subject to the final approval of the United States District Court for the Southern District of Florida (the “Court”); WHEREAS, Settlement Class Counsel and the Plaintiffs have concluded, after due investigation and after carefully considering the relevant circumstances of the Settling Defendant, the Class Action, and the applicable law, that it would be in the best interest of the Settlement Class to enter into this Third Amended Settlement Agreement in order to avoid the uncertainties of litigation and to assure that the benefits reflected herein are obtained for the Settlement Class, and further, that Settlement Class Counsel and the Plaintiffs consider the settlement set forth herein to be fair, reasonable, adequate, and in the best interests of the Settlement Class; WHEREAS, the Settling Defendant, without admitting any liability or wrongdoing, has concluded, despite its belief that it is not liable for the claims asserted and has good defenses thereto, that it will enter into this Third Amended Settlement Agreement solely to avoid the further expense, inconvenience, and burden of this protracted and complex litigation, the risks inherent in uncertain complex litigation, and the distraction and diversion of its personnel and resources, and thereby put to rest this controversy; and NOW THEREFORE, it is agreed by and among the undersigned, on behalf of the Settling Defendant, the Plaintiffs, and the Settlement Class, that this Class Action be conditionally settled, compromised, and dismissed in its entirety with prejudice, subject to the approval of the Court, on the following terms and conditions:

1.	Definitions.

	1.1	“Amended Settlement Agreement” means the agreement by and among

Defendant Sharper Image, Plaintiffs Manuel Figueroa, Dixie M. Garner, and the Settlement Class as defined in § 2.2 of the Amended Settlement Agreement executed on January 24, 2007.

	1.2	“Agreement,” “Settlement Agreement,” or “Third Amended Settlement

Agreement” all mean this agreement by and among Defendant Sharper Image, Plaintiffs Manuel Figueroa and Dixie M. Garner, and the Settlement Class, as defined in § 2.2 of this Third Amended Settlement Agreement.

	1.3	“Claim Form” means the form used by Settlement Class Members, who do not process their claim on the Claims Web Site, to manually make a claim under the Amended Settlement Agreement in substantially the form attached as Exhibit H hereto, and shall mean a form in substantially the same form as attached as Exhibit I, subsequent to and if the Court enters an order amending the preliminary approval order to include the Second Amended Settlement Agreement or this Third Amended Settlement Agreement.

	1.4	“Claims Administration” means the process by which this Third Amended

Settlement Agreement is administered pursuant to § 13.

	1.5	“Claims Administrator” means the person or entity appointed by the Court to administer this Third Amended Settlement Agreement pursuant to § 13.1.

	1.6	“Claims Web Site” means the web site administered jointly by the Claims

Administrator and Settling Defendant located at “www.ibsettlement.com”.

	1.7	“Class Action” means the above-captioned litigation.

	1.8	“Class Notice” means the Court-approved forms of notice of the conditional certification of the Settlement Class and notice of Fairness Hearing to the Putative Class Members, attached as Exhibits D, E, F, and G hereto.

	1.9	“Closing Date” means the date so designated on Exhibit A that is attached hereto and incorporated herein by reference, or such other date as may be set by the Court for the doing or completion of the acts required to be completed by said date, as contemplated by this Agreement when using said defined term. If the Court sets a date or deadline for doing or completing such acts other than the date designated on Exhibit A, then this defined term shall mean the date set by the Court rather than the date designated on Exhibit A.

     1.10 “Confirmatory Discovery” shall mean that discovery concluded by Settlement Class Counsel to perform their due diligence with respect to the fairness and appropriateness of the terms of the Amended Settlement Agreement, the Second Amended Settlement Agreement and this Third Amended Settlement Agreement to the Putative Class Members and the Settlement Class Members in relation to the factual basis for the lawsuit; 1.11 “Court” means the United States District Court for the Southern District of Florida, Miami Division.

     1.12 “Customer Number” means the Sharper Image customer number that will be used to assist Sharper Image in identifying Putative Class Members in the Ionic Breeze® Database.

     1.13 “Effective Date of Settlement” means the date so designated on Exhibit A that is attached hereto and incorporated herein by reference, or such other date as may be set by the Court for the doing or completion of the acts required to be completed by said date, as contemplated by this Agreement when using said defined term. If, subsequent to the Execution Date of the Settlement Agreement, the Court sets a date or deadline for doing or completing such acts other than the date designated on Exhibit A, then this defined term shall mean the date set by the Court rather than the date designated on Exhibit A.

     1.14 “Execution Date of the Settlement Agreement” or “Execution Date of the Third Amended Settlement Agreement” means the date upon which the last of all Parties and counsel listed as signatories on the Third Amended Settlement Agreement have executed it.

     1.15 “Fairness Hearing” means the hearing at which the Court will consider and finally decide whether to certify the Settlement Class, approve this Third Amended Settlement Agreement, approve payment of fees and expenses, enter the Final Order and Final Judgment, and make such other final rulings as are contemplated by this Third Amended Settlement Agreement or are otherwise necessary to effectuate this settlement.

     1.16 “Fairness Hearing Date” means the date so designated on Exhibit A that is attached hereto and incorporated herein by reference, or such other date as may be set by the Court for the doing or completion of the acts required to be completed by said date, as contemplated by this Third Amended Settlement Agreement when using said defined term. If the Court sets a date or deadline for doing or completing such acts other than the date designated on Exhibit A, subsequent to the Execution Date of the Third Amended Settlement Agreement then this defined term shall mean the date set by the Court rather than the date designated on Exhibit A.

     1.17 “Final” means the time when the Final Order and Final Judgment represent a final and binding judgment with respect to the this Class Action, which shall take place upon the occurrence of any of the following: (i) the date of final affirmance on an appeal (without any material modification or reversal of the Final Order and/or Final Judgment), or the date of affirmance by means of a writ or other proceeding (without any material modification or reversal of the Final Order and/or Final Judgment), and the expiration of the time for a petition for or a denial of a writ of certiorari to review such orders, or, if certiorari is granted, the date of final affirmance (without any material modification or reversal of the Final Order and/or Final Judgment) following review pursuant to that grant; or (ii) the date of final dismissal of any appeal from the final dismissal of any proceeding on certiorari to review the Final Order and/or Final Judgment; or (iii) if no appeal is filed, the expiration date of the time for the filing or 5 noticing of any appeal or filing or initiating any other appellate proceeding challenging the Court’s Final Order and/or Final Judgment, i.e., expected to be thirty (30) calendar days after entry of the Final Order and Final Judgment (or the expiration of any extension of time for the filing of any appeal or other appellate proceeding as may result from operation of law or order of the Court).

     1.18 “Final Claims Bar Date” means the date so designated on Exhibit A that is attached hereto and incorporated herein by reference, or such other date as may be set by the Court for the doing or completion of the acts required to be completed by said date, as contemplated by this Third Amended Settlement Agreement when using said defined term. If, subsequent to the Execution Date of the Third Amended Settlement Agreement, the Court sets a date or deadline for doing or completing such acts other than the date designated on Exhibit A, then this defined term shall mean the date set by the Court rather than the date designated on Exhibit A.

     1.19 “Final Judgment” means the final judgment and order of dismissal with prejudice, which certifies the Settlement Class, approves this Amended Settlement Agreement, approves payment of attorneys’ fees and expenses, dismisses the Class Action with prejudice, enters a permanent injunction against other actions, and makes such other final rulings as are contemplated by this Third Amended Settlement Agreement, and which is entered in conjunction with the Final Order. It is an express condition of this settlement that the Final Judgment be substantially in the form attached as Exhibit C, with such additional orders as may be determined by the Court as to only those matters that this Third Amended Settlement Agreement leaves to the determination of the Court or as are necessary to effectuate this settlement.

     1.20 “Final Order” means the final Order by which the Court approves this Third Amended Settlement Agreement.

     1.21 “Hybrid” refers to the Sharper Image Hybrid Air Purifier, including the following model: SI724 Hybrid, and other models to be developed under the Hybrid name.

     1.22 “Ionic Breeze®” or “Ionic Breeze” means the Sharper Image branded Ionic Breeze® Silent Air Purifiers identified as the following models: SI737 –Professional Series™ Ionic Breeze®Quadra®, SI830 – Professional Series™ Ionic Breeze GP®, SI397 – Ionic Breeze® 3.0, SI637 – Ionic Breeze® Quadra®, SI697 – Ionic Breeze® Quadra® Compact, SI730 – Ionic Breeze GP®, SI720 – Ionic Breeze GP® Desktop, SI853 Professional Series™ Plus Midi, SI719 Professional Series™ Plus Tabletop, SI867 Professional Series™ Plus Quadra®, SI871 Professional Series™ Plus GP, SI620 Compact Ionic Breeze®, SI624 Ionic Breeze® – 2.0, SI626 – Ionic Breeze® Night Light, SI589 – Ionic Breeze® cat litter box, SI633 – Ionic Breeze® car air purifier, SI717 – Ionic Breeze® small spaces/bathrooms – plug-in, SI627 – Ionic Breeze® plug-in, SI628 – Ionic Breeze® plug-in, SI629 – Ionic Breeze® dashboard ionizer, SI861 –Ionic Breeze® GP Professional Series™ with OzoneGuard, SI837 – Ionic Breeze® Quadra® with OzoneGuard, SI857 – Ionic Breeze® Quadra® Professional Series™ with OzoneGuard, SI827 – Compact Ionic Breeze® Quadra® with OzoneGuard, S1710 - Ionic Breeze GP® for Car, and S1736 - Ionic Breeze® Personal Air Purifier, and SI037 – Ionic Breeze® Quadra® Professional Series™ with OzoneGuard QVC.

     1.23 “Ionic Breeze® Database” means the database to be compiled by Settling Defendant, which includes information on Purchasers who Purchased an Ionic Breeze® directly from Sharper Image, and includes information on Purchasers that Settling Defendant is able to obtain from Third-Party Resellers.

1.24	“Merchandise Credit(s)”

1.24.1 “Merchandise Credit(s)” means the credit given to Settlement

Class Members that are redeemable for any product sold at Sharper Image as provided in § 8.

1.24.2 Merchandise Credit(s) can only be redeemed from

(1) Sharper Image retail stores in the United States; (2) Sharper Image’s online store at www.sharperimage.com; or (3) by phone or mail order directly from Sharper Image.

     1.25 “Merchandise Credit Confirmation Number” means the number that may be used to track those Settlement Class Members who have qualified for a Merchandise Credit.

     1.26 “Notice” or “Notices” means the manner in which the Class Notice, Summary Notice of Settlement, and Notice of Final Approval are given and published as provided in § 7.

     1.27 “Notice Date” means the date so designated on Exhibit A that is attached hereto and incorporated herein by reference, or such other date as may be set by the Court for the doing or completion of the acts required to be completed by said date, as contemplated by this Third Amended Settlement Agreement when using said defined term. If, subsequent to the Execution Date of the Settlement Agreement, the Court sets a date or deadline for doing or completing such acts other than the date designated on Exhibit A, then this defined term shall mean the date set by the Court rather than the date designated on Exhibit A.

     1.28 “Notice of Final Approval” means the form of notice to be provided to Settlement Class Members that the Court has finally approved this Third Amended Settlement Agreement, in a form to be submitted by the Parties and determined and approved by the Court following the Effective Date of Settlement.

     1.29 “Objection Date” means the date so designated on Exhibit A that is attached hereto and incorporated herein by reference, or such other date as may be set by the Court for the doing or completion of the acts required to be completed by said date, as contemplated by the Amended Settlement Agreement and this Third Amended Settlement Agreement when using said defined term. If, subsequent to the Execution Date of the Settlement Agreement, the Court sets a date or deadline for doing or completing such acts other than the date designated on Exhibit A, then this defined term shall mean the date set by the Court rather than the date designated on Exhibit A.

     1.30 “Opt-Out Deadline” means the date so designated on Exhibit A that is attached hereto and incorporated herein by reference, or such other date as may be set by the Court for the doing or completion of the acts required to be completed by said date, as contemplated by this Third Amended Settlement Agreement when using said defined term. If, subsequent to the Execution Date of the Settlement Agreement, the Court sets a date or deadline for doing or completing such acts other than the date designated on Exhibit A, then this defined term shall mean the date set by the Court rather than the date designated on Exhibit A.

     1.31 “Opt-Out Form(s)” means the written communication that must be provided by Putative Class Members to exclude themselves from the Settlement Class.

     1.32 “OzoneGuard” means the specially designed catalyst for Ionic Breeze® models that converts by-product ozone to oxygen.

     1.33 “OzoneGuard Qualifying Settlement Class Member” means a Settlement Class Member that purchased and retained at least one Ionic Breeze® floor model that did not include a built-in or external OzoneGuard at the time of purchase.

     1.34 “OzoneGuard Qualifying Ionic Breeze® Product” means an Ionic Breeze® floor model air purifier product that did not include a built-in or external OzoneGuard at the time of purchase, which include the following models: SI737 -Professional Series™ Ionic Breeze® Quadra®; SI830 - Professional Series™ Ionic 9

Breeze GP®; SI397 - Ionic Breeze® 3.0; SI637 - Ionic Breeze® Quadra®; SI730 - Ionic Breeze GP®; SI624 Ionic Breeze® – 2.0.

     1.35 “Person” and “Persons” mean all persons and entities (including but not limited to natural persons, individuals, corporations, agencies, bodies, governments, associations, partnerships, trusts, and their predecessors, successors, administrators, heirs and assigns).

     1.36 “Plaintiffs” means Manuel Figueroa and Dixie M. Garner, Settlement Class Representatives.

     1.37 “Preliminary Settlement Approval” and “Preliminary Settlement Approval Order” both mean the Order and Amended Order that the Court entered as provided in

  5.1, attached hereto as Exhibit B.
  1.38 “Preliminary Settlement Approval Hearing” means the January 23, 2007 hearing and subsequent actions by the Court whereby the Court first entertained the Parties’ request for preliminary approval of the Amended Settlement Agreement and conditional certification of a provisional Settlement Class, as well as other actions requested by the Parties.

     1.39 “Preliminary Settlement Approval Hearing Date” means January 23, 2007 when the Court first entertained the Parties’ request for preliminary approval.

     1.40 “Product Identification Documentation” means the documentation with respect to claims that is required by § 13 and the Claim Form.

     1.41 “Proof of Purchase” means the documentation required by the Claim Form with respect to purchases not confirmed by the Ionic Breeze® Database. Proof of Purchase will constitute any one or more of the following evidencing the purchase of an Ionic Breeze®: a copy of a receipt; a cancelled check; a bank copy or bank generated record of a negotiated check; a credit card bill or receipt.

     1.42 “Purchaser(s)” means any and all Persons who Purchased in or from a location in the United States of America an Ionic Breeze® from any source between 10

May 6, 1999, and January 24, 2007. The Settlement Class does not include any Person who sold and/or returned all of their Purchased Ionic Breeze(s)®, unless at least one unit was returned in exchange for another Ionic Breeze®. The Settlement Class does not include Released Party, Zenion Industries, Inc., or those who timely and properly opted-out of the Amended Settlement Agreement and or this Third Amended Agreement.

     1.43 “Purchased” means paid monetary consideration for the Ionic Breeze®, subject to the qualifications in § 1.42.

     1.44 “Putative Class Member(s)” or “Putative Settlement Class Member(s)” means all Persons who are within the scope of the definition of “Settlement Class,” including those who validly and timely request exclusion from the Settlement Class, as provided in this Third Amended Settlement Agreement and in the Amended Settlement Agreement.

     1.45 “Released Party/Parties” means those Persons released under § 15 and more particularly defined therein.

     1.46 “Released Rights” or “Released Claims” means any and all manner(s) of claims, demands, actions, suits, and causes of action released under § 15.

     1.47 “Settlement Class” is the FRCP 23 class covered by the Amended Settlement Agreement and this Third Amended Settlement Agreement and as defined in §

2.2	of this Third Amended Settlement Agreement.

1.48 “Settlement Class Counsel” means Lightfoot Franklin & White LLC, and

Haggard, Parks, Haggard & Lewis, P.A., and their respective attorneys.

     1.49 “Settlement Class Members” means all Purchasers who are within the scope of the definition of the “Settlement Class” and who do not validly and timely request exclusion from the Settlement Class, as provided in the Amended Settlement Agreement, the Second Amended Settlement Agreement, and this Third Amended Settlement Agreement.

     1.50 “Settlement Class Representatives” means Manuel Figueroa and Dixie M. Garner and/or such other person(s) as the Court may appoint as representatives of the Settlement Class.

     1.51 “Settling Defendant” means Sharper Image Corporation, the Defendant in this Class Action.

     1.52 “Settling Defendant’s Counsel” means Thelen Reid Brown Raysman & Steiner LLP fka Thelen Reid & Priest LLP and its attorneys, and Lowndes, Drosdick, Doster, Kantor & Reed, P.A. and its attorneys.

     1.53 “Settlement Packages” means the consideration afforded the Settlement Class Members under § 8 of this Third Amended Settlement Agreement.

     1.54 “Sharper Image” or “Sharper Image Corporation” means the Sharper Image Corporation, the defendant in this Class Action, which is also defined above as “Settling Defendant.”

1.55	[ INTENTIONALLY LEFT BLANK]

1.56	“Summary Notice of Settlement” means the notice of the conditional certification of the Settlement Class and notice of Fairness Hearing to the Putative Class Members, made pursuant to the Court’s orders, which are attached hereto as Exhibits F and G.

     1.57 “Third Amended Settlement Agreement,” “Settlement Agreement,” and “Agreement” all mean this agreement by and among Defendant Sharper Image, Plaintiffs Manuel Figueroa and Dixie M. Garner, and the Settlement Class, as defined in § 2.2 of this Third Amended Settlement Agreement.

1.58 “Third-Party Resellers,” as determined to be such by the Claims

Administrator in consultation with Settling Defendant, Settling Defendant’s counsel, and Settlement Class Counsel, means Person(s), in the business of selling products such as the Ionic Breeze®, and who purchased multiple Ionic Breeze® products and resold them;

or Person(s) who purchased multiple Ionic Breeze® products with the intention of reselling them.

     1.59 “Timetable” or “Exhibit A” means the timetable contained in Exhibit A hereto, which shall govern the schedule of this Class Action unless it contradicts the terms herein, or has been modified by the Court subsequent to the Execution Date of the Settlement Agreement.

     1.60 “Zenion” refers to Zenion Industries, Inc., former named defendant in this Class Action.

2.	The Class Action and Settlement Class Covered by This Third Amended Settlement Agreement

	2.1	This Third Amended Settlement Agreement governs, within the scope of its subject matter, the Settling Defendant, Settling Defendant’s Counsel, Settlement Class

Counsel, Putative Class Members, and those purporting to act on behalf of any Putative

Class Member.

	2.2	The “Settlement Class” is defined and composed of any and all Persons who Purchased in or from a location in the United States of America an Ionic Breeze®

from any source between May 6, 1999 and January 24, 2007. The Settlement Class does not include any Person who sold and/or returned all of their Purchased Ionic Breeze(s)®,

unless at least one unit was returned in exchange for another Ionic Breeze®. The

Settlement Class does not include Settling Defendant, Zenion Industries, Inc., or those who timely and properly opt-out of this Agreement.

3.	Commitment To Support.

	3.1	Plaintiffs, the Settling Defendant, Settlement Class Counsel, and Settling

Defendant’s Counsel agree to recommend approval of and vigorously support this Third

Amended Settlement Agreement to the Court and to the Putative Class Members and to

undertake reasonable steps and efforts contemplated by this Third Amended Settlement

Agreement and any other reasonable steps and efforts that may be necessary or appropriate, by order of the Court or otherwise, to carry out the terms of this Third Amended Settlement Agreement. The Parties to this Class Action shall aggressively cooperate, assist, and undertake all reasonable actions in order to accomplish the above on a timely basis in accordance with Exhibit A hereto. Settlement Class Members, Plaintiffs, and Settlement Class Counsel expressly concur and agree that Settling Defendant is entitled to communicate with the Putative Class Members, except as it relates to this Class Action (other than as provided in this Agreement). Settlement Class Members, Plaintiffs, Settlement Class Counsel, and Settling Defendant will not aid or encourage any objections to this Third Amended Settlement Agreement (or any of its terms or provisions) nor to final certification of the Settlement Class, nor encourage any Putative Class Members to elect to opt out.

     3.2 Plaintiffs and Settlement Class Counsel shall make every reasonable effort to encourage Putative Class Members to participate and not to opt out. In addition, the Parties shall make all reasonable efforts to enforce the jurisdictional and injunctive provisions of the Amended Settlement Agreement, the Second Amended Settlement Agreement, and this Third Amended Settlement Agreement, including assisting and joining in any motions or stipulations that may be necessary to stay current or future-filed actions that may come within the scope of the Amended Settlement Agreement, the Second Amended Settlement Agreement, and this Third Amended Settlement Agreement.

     3.3 No material modifications to the Final Judgment, Exhibit C, shall be permitted unless approved expressly in writing by the Parties. If the Court materially modifies Exhibit C, such modifications shall give either party the right to terminate this Third Amended Settlement Agreement and render this Class Action as if this Third Amended Settlement Agreement had never been executed.

4.	Conditions of Settlement, Effect of Disapproval, Cancellation, or Termination 4.1 This Third Amended Settlement Agreement shall be conditioned on the occurrence of all of the following events:

4.1.1 The Court has entered the Final Order;

     4.1.2 The Court has entered the Final Judgment, Exhibit C, without material modifications;

4.1.3	The Final Order and Final Judgment have become Final; and

4.1.4	Neither Settling Defendant nor Plaintiffs have elected to

terminate this Third Amended Settlement Agreement in accordance with the terms of this Third Amended Settlement Agreement.

     4.2 If all of the conditions specified in § 4.1 are not met, then the Third Amended Settlement Agreement will be subject to termination in accordance with the terms of this Third Amended Settlement Agreement.

     4.3 Settling Defendant reserves the right to terminate the Third Amended Settlement Agreement if the Final Judgment does not include the issuance of an injunction(s) that effectively enjoins the prosecution of all pending litigation against Settling Defendant and those Persons listed in the release at § 15, or each of them, involving claims related to the Ionic Breeze®, including, but not limited to, any and all claims related in any way to the efficacy of the Ionic Breeze® or any advertisements, representations, marketing, warranties, or the failure to disclose any potential health risk related to the Ionic Breeze® (health risks are to include but not be limited to, any alleged health risks related to emissions or reactions such as ozone, terpenes and reactions with terpenes, or any other type of reaction related to the operation of the Ionic Breeze®, volatile organic compounds, ultrafine particles), causes of action or claims for relief for alleged false advertising, breach of express and/or implied warranties, unjust enrichment, Magnuson-Moss Warranty Act, conspiracy, unfair competition, state consumer protection statutes, common law prohibiting unfair or deceptive trade practices, breach of contract, fraud, and/or misrepresentation and equity prohibiting unjust enrichment or requiring restitution or disgorgement; and that are, were, or could have arisen out of or been related in any way to Settling Defendant’s advertising or sale of the Ionic Breeze® and the disclosures relating thereto, which actions include but are not limited to, Potter and Rittenhouse v. Sharper Image, Cox v. Sharper Image, Robertson v. Sharper Image (all currently pending in the Superior Court of California, in and for the County of San Francisco), and Bryant v. Sharper Image (pending in the Circuit Court for the State of Florida, County of Duval), including the successful defeat of all challenges to any such injunctions. Settling Defendant further reserves the right to terminate the Amended Settlement Agreement and this Third Amended Settlement Agreement if the Final Judgment does not include a permanent injunction in conformance with the above and does not include an order requiring the dismissal with prejudice of the above actions.

     4.4 Plaintiffs reserve the right to terminate the Third Amended Settlement Agreement if, in the course of Confirmatory Discovery, Settlement Class Counsel obtained information that they did not previously know or have reason to know, and such information relates directly to and would have materially and substantially improved Plaintiffs’ likelihood of prevailing in this Class Action if it had continued.

     4.5 The Settling Defendant and Plaintiffs do not agree to the conditional certification of the Settlement Class, the conditional appointment of Settlement Class Counsel, or the conditional appointment of Settlement Class Representatives for any purpose other than to effectuate this Third Amended Settlement Agreement. If this Third Amended Settlement Agreement is terminated pursuant to its terms, or if the Effective Date of Settlement does not occur for any reason, then the conditional certification of the Settlement Class and the appointment of the Settlement Class Representatives and Settlement Class Counsel shall be vacated, and the Class Action shall proceed as though the Settlement Class had never been certified and neither prior agreements nor this Third Amended Settlement Agreement had been negotiated or entered into, the appointments 16 had not been made, and nothing done with regard to prior agreements or this Third Amended Settlement Agreement and any papers filed in support thereof shall be deemed an admission by Sharper Image, and in such event will also be without prejudice to Plaintiffs’ right to file a motion to certify a class or classes and seek the appointment of settlement class representatives and settlement class counsel.

5.	Procedure For Certification and Approving Settlement. 5.1 Preliminary Settlement Approval.

The Court preliminary approved settlement on January 24, 2007. (A true and correct copy of that Order and subsequent Orders related thereto are attached hereto as Exhibit B). 5.2 Forms and Notice Approval.

     Notice of the settlement, preliminary approval of the settlement, the fairness hearing, and other related matters was provided as follows: Written notice was provided in Sharper Image’s catalog, which was sent for delivery in or about the last week of March 2007, to all Putative Settlement Class Members whose names appeared in the Ionic Breeze® Database who had not opted out of Sharper Image’s catalog program. Individualized mailed notice was sent to the remaining Putative Settlement Class Members whose names and addresses were known to Sharper Image and who had opted out of Sharper Image’s catalog program, in addition to some Putative Class Members whose names were in the Ionic Breeze® Database and had not opted out of the catalog program. Summary Notice appeared on page 18 of the April 8th edition of USA Weekend, a publication of USA Today that is inserted into various newspapers nationwide. Summary Notice also appeared in the April 16th edition of Sports Illustrated. The following notices: Individualized catalog, individualized, and the Summary Notice of Settlement that appeared in USA Weekend and Sports Illustrated are attached hereto as Exhibits D, E, F, and G, respectively.

5.3 Confirmatory Discovery.

     Settlement Class Counsel has been provided with discovery, reviewed documents provided by Settling Defendant, deposed representatives of Settling Defendant, engaged in 17 expert discovery, and retained experts. In addition, Settlement Class Representatives had 60 calendar days in which to conduct confirmatory discovery. Settling Defendant provided Settlement Class Counsel with confirmatory discovery, including making corporate representatives available for depositions or interviews, and producing documents upon request on issues including, but not limited to, the following: (1) efficacy; (2) ozone emission; and (3) recordkeeping relating to tracking of Purchasers. Settlement of this Class Action was contingent upon Settlement Class Representatives’ confirmation through this discovery of material factual representations made by Settling Defendant during settlement negotiations and completion of Confirmatory Discovery, subject to § 4.4 of the Amended Settlement Agreement, the Second Amended Settlement Agreement, and this Third Amended Settlement Agreement. During review of discovery and Confirmatory Discovery, Settlement Class Counsel did not discover any evidence that would trigger § 4.4 of the Amended Settlement Agreement, the Second Amended Settlement Agreement, or this Third Amended Settlement Agreement.

6.	Procedure For Final Approval. 6.1 Overview.

The Amended Settlement Agreement was presented to the Court for Preliminary

Settlement Approval and was preliminarily approved. Subsequent to that, the Parties agreed to enhance the terms of the settlement to the benefit of Settlement Class Members in the Second Amended Settlement Agreement. Subsequent to the execution of the Second Amended Settlement Agreement, the Parties agreed to enhance the terms of the settlement to the benefit of the Settlement Class Members even further in this Third Amended Settlement Agreement.

6.2	Opt-Outs.

6.2.1 As more particularly provided in § 11, Putative Class

Members shall be required to elect to opt out on or before the Opt-Out Deadline by placing a completed Opt-Out Form in the mail to the Claims Administrator.

     6.2.2 The Court entered an order requiring that the Opt-Out Form require that the Putative Class Member provide: (1) the Person’s name, address, 18 and telephone number; and (2) a statement or acknowledgment that the Person wishes to be excluded from the Settlement Class. Any Putative Class Member who does not timely and validly request exclusion from the Settlement Class in the manner required by the Amended Settlement Agreement and Notices shall be bound by all the terms of the Second Amended Settlement Agreement and the Third Amended Settlement Agreement.

     6.2.3 Since the Amended Settlement Agreement was executed, the Parties have added terms to the settlement as reflected in the Second Amended Settlement Agreement, and this Third Amended Settlement Agreement. As described in § 7.2.2, those Putative Settlement Class Members who purported to opt-out of the settlement shall be provided additional notice giving them the opportunity to withdraw their election to opt out. If those Putative Settlement Class Members who purported to opt-out of the settlement elect to withdraw their election to opt out, they will be considered Settlement Class Members.

6.3	Filing Objections Before The Fairness Hearing.

6.3.1 The Court entered an order (Exhibit B) requiring any

Settlement Class Member who wishes to be heard orally at the Fairness Hearing or who wishes for any objection to be considered to file a written notice of objection with the Court, including:

	6.3.1.1	A statement of each objection asserted;
	6.3.1.2	A detailed description of the facts underlying each
objection;
	6.3.1.3	A detailed description of the legal authorities

supporting each objection;

     6.3.1.4 A statement of whether the objector intends to appear and argue at the Fairness Hearing and, if so, how long the objector anticipates needing to present the objection; 19

     6.3.1.5 A list of witnesses whom the objector may call by live testimony, oral deposition testimony, or affidavit during the Fairness Hearing; 6.3.1.6 A list of the exhibits and documents that the objector will offer during the Fairness Hearing, along with copies of such exhibits and documents;

     6.3.1.7 The name and contact information, if any, of counsel for the objector; and 6.3.1.8 A detailed statement of any personal or financial interest of the objector or his/her counsel in the outcome of this Class Action, determination of the objection, Preliminary Settlement Approval, the Final Order, or Final Judgment.

     6.3.2 The Court entered an order (Exhibit B) requiring that all Settlement Class Member objectors file such notice of objection or request to be heard with the Clerk of the Court, and serve such notice of objection or request to be heard upon Settlement Class Counsel and Settling Defendant’s Counsel, at the addresses set forth in § 28, no later than the Objection Date. The Court entered an order (Exhibit B) to the effect that: objectors who fail to properly or timely file their objections with the Court or to serve them as provided above shall not be heard during the Fairness Hearing; nor shall their objections be considered by the Court; only Settlement Class Members may object to the Settlement; and Persons who opt out of the Settlement Class may not object to the Settlement or intervene in this Class Action.

6.4 Setting the Fairness Hearing and Related Proceedings.

     A Fairness Hearing Date has been set by the Court for August 16, 2007. The Parties agree to urge approval so as to allow final approval by the Fairness Hearing Date. The Parties agree to work together to identify and submit any evidence as may be required to satisfy the burden of proof for obtaining approval of this Third Amended Settlement Agreement. The stay of these proceedings shall not prevent the Confirmatory Discovery, filing of any motions, affidavits, and other matters necessary to the approval of this Third Amended Settlement Agreement. The Parties agree to move the Court to enter an order to the effect that should any Person desire any discovery incident to (or which the Person contends is necessary to) the approval of Settlement in addition to the Confirmatory Discovery set forth herein, the Person must first obtain an order from the Court that permits such discovery absent express written agreement by Settlement Class Counsel and the Settling Defendant’s Counsel.

7.	Notice To Class.

7.1 Preliminary Notice. Class Notice was provided as follows:

Following preliminary approval by the Court of the Amended Settlement Agreement and

conditional certification of the Settlement Class and approval of the forms and notices contemplated by § 5.2, Settling Defendant provided (with oversight by Settlement Class Counsel and Settling Defendant’s Counsel and cost borne by Settling Defendant) individualized Class Notice to Putative Class Members who were identifiable by the Ionic Breeze® Database in the Sharper Image catalog that was sent to their homes in or about the last week of March 2007. Those Putative Class Members who have chosen not to get the Sharper Image catalog, but who were contained within the Ionic Breeze® Database, were sent individualized Class Notice by mail. Purchasers of Models SI710 and SI736, included in the Ionic Breeze® Database, were also sent individualized Class Notice by mail. Those Putative Class Members who were not found in the Ionic Breeze® Database were provided with Summary Notice of Settlement by publication in USA Weekend (April 8, 2007 edition) and Sports Illustrated (April 16, 2007 edition). All of the methods of notice were completed prior to the deadline of May 3, 2007.

     7.1.1 At least (10) court days prior to the Fairness Hearing, Sharper Image shall submit to the Court a sworn Declaration that the mailing and publication of the Class Notices has occurred in accordance with the provisions of the Amended Settlement Agreement, the Second Amended Settlement Agreement, and this Third Amended Settlement Agreement.

7.2	Final Notice & Notice of Additional Terms. 7.2.1 Final Notice.

     Ten (10) court days before the Fairness Hearing the Parties will submit an agreed (or if they cannot agree, their respective proposed) Notice of Final Approval. If the Court finally approves this Third Amended Settlement Agreement, the Court shall approve and determine the form of the Notice of Final Approval. Ninety (90) days after the Effective Date of Settlement, Settlement Class Counsel and Settling Defendant’s Counsel shall cause Settling Defendant to provide (with oversight by Settlement Class Counsel and Settling Defendant’s Counsel) Settlement Class Members with Notice of Final Approval as follows: (1) each Settlement Class Member who is in the Ionic Breeze® Database will be sent by direct mail a copy of the Notice of Final Approval (at the time set forth in Exhibit A) confirming that the Court has approved the settlement as amended herein along with Merchandise Credit Confirmation Number(s), the total amount of their credits, the expiration date of the Merchandise Credit(s), the number of free OzoneGuard(s) the Settlement Class Member is entitled to, how to utilize the Merchandise Credit(s), how to transfer Merchandise Credit(s), and how to obtain their OzoneGuard(s); (2) those Settlement Class Members who, prior to the Effective Date of Settlement (only if the Effective Date of Settlement occurs on or prior to the Claims Bar Date), submitted Proof of Purchase either through www.ibsettlement.com or by mail shall be sent by direct mail a copy of the Notice of Final Approval (at the time set forth in Exhibit A) confirming that the Court has approved the settlement as amended herein along with Merchandise Credit Confirmation Number(s) informing them of the total amount of their credits based on the value and amount of Ionic Breeze® purchases reflected in their Proof of Purchase, the expiration date of the Merchandise Credit(s), the number of free OzoneGuard(s) the Settlement Class Member is entitled to, how to utilize the Merchandise Credit(s), how to transfer Merchandise Credit(s), , and how to obtain their OzoneGuard(s); (3) those Settlement Class Members who will submit Proof 22 of Purchase either through the www.ibsettlement.com or by mail on or after the Effective Date of Settlement (only if the Effective Date of Settlement occurs on or prior to the Claims Bar Date) shall be sent by direct mail, within thirty (30) days after the Claims Bar Date, a copy of the Notice of Final Approval confirming that the Court has approved the settlement as amended herein along with Merchandise Credit Confirmation Numbers informing them of the total amount of their credits based on the value and amount of Ionic Breeze® purchases reflected in their Proof of Purchase, the expiration date of the Merchandise Credit(s), the number of free OzoneGuard(s) the Settlement Class Member is entitled to, how to utilize the Merchandise Credit(s), how to transfer Merchandise Credit(s), and how to obtain their OzoneGuard(s).

     The Notice of Final Approval will clearly and prominently state that the settlement terms have been enhanced and improved subsequent to the Notice of Preliminary Approval and will set forth the key terms of the settlement, including those that have been enhanced and improved.

     The Notice of Final Approval will clearly and prominently state the OzoneGuard is an external attachment to certain Ionic Breeze® models. It acts as a catalyst to convert some ozone to oxygen.

     The Notice of Final Approval will clearly and prominently state that the settlement does not release any past or future personal injury claims.

     The forms of the Notice of Final Approval to the Settlement Class shall be subject to Court approval, but the manner, timing, content, and substance of the Notice of Final Approval must be substantially consistent with the terms of this Third Amended Settlement Agreement.

     Those Settlement Class Members who feel that they are entitled to a total credit greater than that which they were awarded or a greater amount of free OzoneGuard(s) shall comply with

§ 13.8 for Appeal of Disallowed Claims.

     A link to www.ibsettlement.com will be placed on www.sharperimage.com. The www.ibsettlement.com site will contain a link to the Notice of Final Approval, among the other settlement documents linked to therein. The links related to the Notice of Final Approval on www.ibsettlement.com and the link on www.sharperimage.com to www.ibsettlement.com will 23 be placed in a fashion and in a prominent location mutually determined by the Parties and their counsel. These links will remain on both websites through the Final Claims Bar Date.

7.2.2 Notice To Opt-Outs of Right To Withdraw.

     Those Putative Settlement Class Members who purported to opt-out of the settlement by June 22, 2007, were given additional direct-mail notice of the additional terms in the Second Amended Settlement Agreement on July 23, 2007, pursuant to the Court’s Order (DE 351), giving such persons until August 8, 2007 to withdraw their elections to opt-out. (Exhibit J.) If the Court permits incorporation of the Third Amended Settlement Agreement into the preliminary approval order, a second notice will be sent to such persons no later than five (5) days after the Court enters such an order and such notice will be in the form attached hereto as Exhibit K. In this case, such persons shall be given until August 13, 2007, or later date set by the Court, to communicate their withdrawal of their election to opt-out of the settlement. Those persons withdrawing their election may do so either through the Claims Web Site or by mail to the Claims Administrator.

8.	Settlement Benefits.

8.1 Settlement Relief.

The relief provided to Settlement Class Members is multifaceted and includes

Merchandise Credit(s) for Settlement Class Members, sale of the OzoneGuard at the agreed upon price set forth below and for an agreed upon period of time set forth below, free OzoneGuard(s) to qualifying Settlement Class Members, agreements regarding limitations on Sharper Image advertising for the Ionic Breeze® going forward, agreement on testing of some new Ionic Breeze® models going forward, and agreement on a cy pres fund under certain conditions, all solely to the extent set forth more specifically as follows:

8.2	Merchandise Credit(s).

8.2.1 The Merchandise Credit is available to Settlement Class

Members as follows:

     8.2.2 The Merchandise Credit in the amount of $19.00 shall be made available on the following basis: (1) one Merchandise Credit awarded to each Settlement Class Member for each Ionic Breeze® unit purchased by that Settlement Class Member at a price greater than $100.00 (excluding tax and shipping); and (2) only one Merchandise Credit awarded per Settlement Class Member for all Ionic Breeze® products purchased by that Settlement Class Member at an individual price greater than $0.00 but less than or equal to $100.00 (excluding tax and shipping). Third-Party Resellers are limited to only one Merchandise Credit for all Ionic Breeze® purchases within the period covered by this settlement.

     8.2.3 In order to qualify for the Merchandise Credit, the Settlement Class Member must: (1) be found in the Ionic Breeze® Database; or (2) provide Proof of Purchase as set forth herein. Additionally, the Ionic Breeze® unit for which the Settlement Class Member is receiving a Merchandise Credit(s) cannot be the subject to a Merchandise Credit(s) attributed to another Settlement Class Member.

     8.2.4 The Merchandise Credit(s) shall be valid for two (2) years from the issuance of Notice of Final Approval.

     8.2.5 The Merchandise Credit(s) may not be redeemed for cash under any circumstances.

     8.2.6 Merchandise Credit(s) are subject to aggregation by Settlement Class Members in that multiple Merchandise Credit(s) may be combined on one purchase, but any balance shall not be redeemable in cash and shall remain available as a credit against future purchases for the duration of the Merchandise Credit(s). The Merchandise Credit(s) shall be fully transferable by Settlement Class 25

Members or any Person who has been the recipient of transferred Merchandise Credit(s), but Merchandise Credit(s), which are obtained through a transfer, have an aggregation cap of five (5) credits in that no Person receiving transferred Merchandise Credit(s) may use any more than five (5) transferred Merchandise Credit(s) regardless of whether such credits are used for one or multiple purchases. The aggregation cap applies only to Merchandise Credit(s) acquired through a transfer – for example, a Settlement Class Member who acquires three (3) Merchandise Credit(s) through the claims process may still acquire an additional five (5) Merchandise Credit(s) as a transferee, and aggregate eight (8) Merchandise Credit(s). Transfer of Merchandise Credit(s) will made either on the Claims Web Site or by mail through the use of the Transfer Form in substantially the same form as attached hereto as Exhibit K.

     8.2.7 The Merchandise Credit may be used as tender against the purchase of any products sold at Sharper Image stores, on www.sharperimage.com, or by order through the Sharper Image catalog.

8.3	OzoneGuard

8.3.1 A free external OzoneGuard attachment will be made

available to each OzoneGuard Qualifying Settlement Class Member as set forth below.

     8.3.1.1 OzoneGuard Qualifying Settlement Class Members shall be entitled to one free external OzoneGuard attachment for every OzoneGuard Qualifying Ionic Breeze® Product that they purchased as a Purchaser and did not return or re-sell to a third party.

     8.3.1.2 Settlement Class Members who are entitled to a free OzoneGuard(s), according to the Ionic Breeze® Database or according to their Proof of Purchase provided to the Settlement Claims Administrator, shall be informed of their right to receive one as provided in § 7.2.1.

     8.3.1.3 Settling Defendant will make all reasonable efforts to provide OzoneGuard(s) to OzoneGuard Qualifying Settlement Class Members within 30 days of their request, and free OzoneGuard(s) shall be made available by Settling Defendant in sufficient quantities and at sufficient locations to satisfy the reasonably anticipated demand from OzoneGuard Qualifying Settlement Class Members.

     8.3.1.4 OzoneGuard Qualifying Settlement Class Members can pick up their external OzoneGuard at any Sharper Image store. If insufficient quantities are in stock, the Settlement Class Member may order it through the normal process for taking customer orders for out of stock items, and Sharper Image will ship the units to the Settlement Class Member free of charge.

Alternatively, Settlement Class Members can order their OzoneGuard(s) at www.sharperimage.com, or by telephone, and in such case, Sharper Image will ship the units to the Settlement Class Member free of charge.

     8.3.1.5 Free OzoneGuard(s)s will continue to be available to Qualifying Settlement Class Members in the fashion described above for two

(2)	years from the issuance of Notice of Final Approval.

	8.3.2	OzoneGuard available at cost to all consumers.

8.3.2.1 On a date no later than ten (10) court days after

distribution of Notice of Final Approval begins, with respect to the external OzoneGuard attachment for Ionic Breeze® floor models identified in § 1.34, the following is agreed to: 8.3.2.2 Due to divergent prices among models of OzoneGuard(s), Sharper Image will sell external OzoneGuard attachments at the store for one median retail price ($7.00).

     8.3.2.3 This one median price would stay in effect for one (1) year from the issuance of Notice of Final Approval.

     8.3.2.4 The external OzoneGuard attachment may be purchased in the Sharper Image stores. If the store where the customer attempts to purchase the product does not have the attachment in stock, the customer may order it through the normal process for taking customer orders for out of stock items, and such shipping shall be free of charge.

     8.3.2.5 Alternatively, customers can purchase the external OzoneGuard attachment, during the period described in section 8.3.2.3, on the Internet or by telephone as well; on any such purchase, Sharper Image will ship the units to the customer free of charge.

     8.3.2.6 The median retail price will be available to all Sharper Image customers without the need for any claim form, claims administration, or submission of Product Identification Information.

     8.3.2.7 Settling Defendant will make all reasonable efforts to provide OzoneGuard(s) to customers who seek to purchase them no less than thirty (30) calendar days after a request to purchase is made, and OzoneGuard(s) shall be made available by Settling Defendant in sufficient quantities and at sufficient locations to satisfy the reasonably anticipated demand from customers. Persons who attempt to purchase more than ten (10) OzoneGuard(s) may be required to establish that they are purchasing the OzoneGuard(s) for use with units that they currently own and that they are not purchasing such units with the intent to resell them at a profit, to be determined by the Claims Administrator, in consultation with Settling Defendant’s counsel and Settlement Class Counsel.

8.3.2.8 In time to comply with the timetable under

§§ 8.3.2.7 and 8.3.1.3, Sharper Image will design and tool an external OzoneGuard attachment for any Ionic Breeze® floor model not currently compatible with available external OzoneGuard attachments, and such OzoneGuard(s) will be subject to the pricing structure outlined above.

8.4	Modifications to Ionic Breeze® Advertisements & Independent Testing. 8.4.1 Without agreeing that it has made any of the following representations, Sharper Image agrees to the following, with respect to advertisements for the Ionic Breeze®: 8.4.1.1 Sharper Image will eliminate all quantitative references to room size in its advertising claims with respect to the Ionic Breeze® (e.g., 500 square feet, 7x7 feet) and will not make such references with respect to the Ionic Breeze® in the future absent reliable testing to support such claims.

     8.4.1.2 Sharper Image will remove the British Allergy Foundation and the Asthma and Allergy Foundation of America seals from its advertising for the Ionic Breeze® and will not use these seals in any future marketing for the Ionic Breeze®.

     8.4.1.3 Unless and until the Ionic Breeze® is registered as a medical device, Sharper Image will not state the Ionic Breeze® is a medical device.

     8.4.1.4 Sharper Image shall not make any advertising claims that ozone produces health benefits in connection with the Ionic Breeze®.

     8.4.1.5 Sharper Image shall not make any advertising claims that the Ionic Breeze® removes harmful chemicals found in flooring, paint, and household cleaners.

     8.4.1.6 Sharper Image shall not make any advertising claims that the Ionic Breeze® causes the consumer to become immune to allergies.

     8.4.2 The above modifications do not apply to non-Ionic Breeze products such as the Hybrid or to any product developed, marketed, or sold whose name does not include the term Ionic Breeze®. Settling Defendant cannot avoid the obligations of § 8.4 by removing the term Ionic Breeze® from an Ionic Breeze® product.

     8.4.3 The above modifications are being done pursuant to this Agreement and Sharper Image consents to entry of an appropriate injunction should the Court determine that one is just and proper under the circumstances.

     8.4.4 The above modifications shall be made and incorporated into Sharper Image’s advertising, commencing no later than 120 calendar days after the Effective Date of Settlement.

     8.4.5 The requirements of this Agreement, including the above modifications, do not apply to marketing or packaging materials already printed, prepared, or in circulation up to 120 calendar days after the Effective Date of Settlement. This section is included so that Settling Defendant will not be forced to dispose of marketing or packaging materials already printed prior to the time new marketing and packaging materials are prepared and ready for use under this Agreement. Settling Defendant agrees that it will only print marketing or packaging materials that it would use in the normal course of business and that it will not prepare additional marketing or packaging materials for the purpose of delaying the effective implementation of § 8 of this Third Amended Settlement Agreement.

     8.4.6 The Plaintiffs and Settlement Class Counsel agree, on behalf of all Settlement Class Members, that these modifications adequately address the claims raised by the class and waive claims based on the use of the disclosures or modified language, provided that Sharper Image uses and complies with the disclosures and that they accurately describe the attributes of the Ionic Breeze®. The Settlement does not preclude Sharper Image from making changes to the language in its disclosures (a) that Sharper Image reasonably believes are necessary to comply with applicable law or to reflect a future change in its products; (b) that 30 are more detailed than or in addition to those required by this Agreement; or (c) reflect results from subsequent testing.

     8.4.7 If Class Counsel or the Class Representatives assert that Sharper Image violated any provision of the above corrective measures, Class Counsel or the Class Representatives shall notify Settling Defendant’s Counsel, in writing, and Sharper Image shall have twenty (20) calendar days to cure or challenge the alleged violation and send a cure letter by the end of that period, unless, if such violation cannot be cured within the time period, Sharper Image will communicate to Settlement Class Counsel by the conclusion of the twenty (20) calendar-day period mentioned above that circumstances necessitate an additional time to cure. In the event that Sharper Image opts to challenge the alleged violation, both Plaintiffs and Settling Defendant agree, within ten court (10) days of the twenty (20) calendar-day period mentioned above, to submit briefs to the Court for final determination and ruling.

     8.4.8 For all Ionic Breeze® models to which the UL 867 test protocol applies, Sharper Image will test (through an independent testing laboratory) sample units of all current and future Ionic Breeze® models for ozone emissions using the UL 867 test protocol and will not sell any Ionic Breeze® models, to which the UL 867 test protocol applies, that have not or do not pass the UL 867 standard. The testing is agreed to be done pursuant to this Agreement and Sharper Image consents to entry of an appropriate injunction should the Court determine that one is just and proper under the circumstances.

     8.5 If, according to its final financial statements for the relevant periods, Sharper Image shows a positive net income after taxes, in the aggregate, over its last four (4) fiscal quarters prior to the expiration of the two-year redemption period for the Merchandise Credit(s) (“Positive Net Income”), and the redemption rate over this two-year redemption period (“Actual Redemption Rate”) is less than twenty percent (20%) of 31 the total number of Merchandise Credit(s) available to Settlement Class Members (“Redemption Floor”), then cy pres relief is triggered, with payment being made to a charity or charities selected by Settlement Class Counsel and approved by the Court (“Approved Charities”). In this event, Sharper Image shall pay ten percent (10%) of its Positive Net Income to Approved Charities, provided that the amount paid by Sharper Image shall not exceed the Redemption Shortfall Value. The Redemption Shortfall Value is the percentage by which the Redemption Floor is in excess of the Actual Redemption Rate, multiplied by the Total Face Value of the Merchandise Credit(s) (i.e., the number of Merchandise Credit(s) available to Settlement Class Members multiplied by $19).

9.	Cost of Notice and Additional Expenses.

Settling Defendant agrees to pay the cost of all Notice to the Putative Class Members and

Settlement Class Members that was required by the Amended Settlement Agreement, the Second Amended Settlement Agreement, and this Third Amended Settlement Agreement, or by Order of the Court. In addition, Settling Defendant agrees to pay to Settlement Class Counsel all reasonable and customary out-of-pocket expenses incurred after the date of execution of the Amended Settlement Agreement, including costs associated with Preliminary Settlement Approval, the Final Order and Final Judgment, and Confirmatory Discovery, such as court filing fees, copying charges, and reasonable travel expenses necessary for non-Florida Settlement Class Counsel to attend hearings before the Court in this Class Action and to perform Confirmatory Discovery. The Parties agree that Settling Defendant’s payment of these costs and expenses provides additional value to the Settlement Class.

10.	Attorneys’ Fees, Class Representative Fees, and Litigation Costs and Expenses. 10.1 After the Parties had negotiated all principal terms and conditions of the Amended Settlement Agreement, the Parties first entered into discussions regarding attorneys’ fees and expenses related to the settlement of this Class Action.

     10.2 Settling Defendant agrees to pay an amount not to exceed $1,875,000.00, plus the additional expenses outlined in § 9 above, subject to application for an award of attorneys’ fees and expenses and Court approval, as full payment for all attorneys’ fees, costs, and expenses incurred in connection with this Class Action, notwithstanding the additional terms contained within this Third Amended Settlement Agreement.

     10.3 Any applications for an award of attorneys’ fees and costs will be heard at the Fairness Hearing and such applications must be filed no later than the Objection Date. Settling Defendant agrees not to object to any application for an award of attorneys’ fees and costs made by Settlement Class Counsel, provided that such application complies with this Agreement and is at or below the above amount.

     10.4 The above amount is in addition to and separate from all other consideration and remedies paid to and available to the Settlement Class, and payment of the above amount shall be in addition to and shall not decrease or increase the Settlement Packages available to the Settlement Class Members.

     10.5 Attorneys’ fees shall be due and payable to Settlement Class Counsel ten (10) court days after the Effective Date of Settlement. If any portion of the attorneys’ fees is disallowed or is deemed excessive in light of the amount of the class recovery, that amount shall be deducted from the sum due. Attorneys’ fees and costs shall not bear interest if paid in the manner and at the time provided herein.

     10.6 Settling Defendant agrees to pay an amount not to exceed $10,000 to each Settlement Class Representative, subject to an application for an incentive award and Court approval, as an incentive award for their initiation of this lawsuit and diligent representation of the Settlement Class throughout these proceedings. Any application for an incentive award will be heard at the Fairness Hearing and such applications must be filed no later than the Objection Date. Settling Defendant agrees not to object to any application for an incentive award made by Plaintiffs and/or Settlement Class Counsel, provided that such application complies with this Agreement and is at or below the above amount.

     10.7 Based on the above, Settlement Class Counsel intend to seek approval from the Court of attorneys’ fees and expenses in the amount of $1,875,000.00, plus an additional $10,000 in fees to each of the Settlement Class Representatives.

11.	Opt-Out Rights.

11.1 Putative Class Members have the right to exclude themselves (“opt-out”) from the Amended Settlement Agreement, from the Second Amended Settlement Agreement, from this Third Amended Settlement Agreement, and from the Settlement Class by timely submitting to the Clerk of the Court, by and through the Claims Administrator, a completed “Opt-Out Form” (in the form approved by the Court). Putative Class Members who so timely elect to opt-out shall be excluded from settlement and from the Settlement Class. Such opt-out rights must be exercised by the “Opt-Out Deadline,” which has been established by the Court as the deadline for filing the Opt-Out Form. Within fifteen (14) calendar days after the Opt-Out Deadline, the Claims Administrator will provide Settling Defendant’s Counsel and Settlement Class Counsel with a complete list of all timely and valid requests for exclusion, who will jointly submit the list to the Court within five (5) court days thereafter. Five (5) court days after the deadline for Putative Settlement Class Members to communicate the withdrawal of their election to opt-out of the settlement, the Claims Administrator will provide Settling Defendants’ Counsel and Settlement Class Counsel with a list of all timely and valid requests for such withdrawal, who will jointly submit the list to the Court within three (3) court days thereafter. Any Putative Class Member who does not submit a properly completed Opt-Out Form by the Opt-Out Deadline and in the required form shall be a Settlement Class Member, or who withdraws his election to opt-out of the settlement, shall be bound by the terms of this Third Amended Settlement Agreement and the Final Judgment thereon, provided that, in order to share in the Settlement Packages, such

Settlement Class Member must timely comply with claims procedures described herein and in the Amended Settlement Agreement.

     11.2 This Third Amended Settlement Agreement survives and applies even if there are Putative Class Members who opt-out, provided that the number of Purchasers who opt-out does not exceed 2% of the Purchasers contained in the Ionic Breeze® Database. If the number of Putative Class Members who opt-out does exceed more than 2% of the Putative Class Members contained in the Ionic Breeze® Database, Settling Defendant shall have the right to terminate this Agreement.

12.	Claims Procedure.

	12.1	In order to be eligible to be considered under § 13.5 to receive the

Settlement Package available under § 8, a Settlement Class Member must (1) be identifiable as a Purchaser from the Ionic Breeze® Database; (2) submit a Claim Form on the Claims Web Site along with Proof of Purchase by the Final Claims Bar Date; or (3) fill-out a Claim Form along with Proof of Purchase and mail it to the Claims Administrator postmarked on or before the Final Claims Bar Date. It is the intent of this agreement that there be no claim/registration process for Settlement Class members identifiable as Purchasers in the Ionic Breeze® Database, as more fully set forth under § 7.2.1. Rather, such Settlement Class Members shall be able to use their Merchandise Credit(s) and receive their OzoneGuard(s) simply by visiting a Sharper Image store, visiting the Sharper Image website, www.sharperimage.com, or by placing a telephone (catalog) order.

	12.2	The Final Claims Bar Date will be December 31, 2008. (See Exhibit A.)

	12.3	The details of how the Claims Web Site will be administrated have been agreed between Settling Defendant’s Counsel and Settlement Class Counsel.

13.	Claims Administration

	13.1	The Court appointed the joint venture of Rust Consulting, Inc. and

Complete Claim Solutions, LLC as the Claims Administrator. The Claims Administrator

shall be entitled to a reasonable fee and cost reimbursement approved by the Court. Settling Defendant will pay the cost, expenses, and fees of Claims Administration, in addition to other amounts payable hereunder. The Parties agree that Settling Defendant’s payment of this cost has additional value to the Settlement Class. The Claims

Administrator and Claims Administration shall be under the authority and continuing jurisdiction of the Court. The Claims Administrator shall be subject to removal by the Court for cause. If the Claims Administrator resigns, or is removed, the Parties will recommend a replacement in accordance with the above procedures.

13.2 General Processing Guidelines.

     The Claims Administrator shall promptly process Claim Forms as submitted, approve or disapprove claims as received, process allowed claims and tender the appropriate Settlement Package to allowed Settlement Class Members and shall otherwise carry out and comply with the provisions of the Amended Settlement Agreement, the Second Amended Settlement Agreement, and this Third Amended Settlement Agreement that require administrative management. Within forty (40) calendar days after the Final Claims Bar Date, the Claims Administrator shall submit to the Court, Settling Defendant’s Counsel, and Settlement Class Counsel a written report detailing the allowed claims. Within forty (40) calendar days after the Closing Date, Settling Defendant’s Counsel shall file a motion with the Court to close the Claims Administration and shall serve that motion on the Claims Administrator, Settlement Class Counsel, and any other persons who filed a pleading with the Court in this case. When satisfied that the Class

Administration should be closed, the Court will enter an order closing the same and discharging the Claims Administrator and Settlement Class Counsel.

13.3 Claims Administrator To Rely On Submitted Documents.

     In allowing claims, disallowing claims, and tendering the Settlement Packages to the allowed Settlement Class Members, the Claims Administrator shall rely solely on the Opt-Out Form, Claim Form, Proof of Purchase, Customer Numbers, and Product Identification Documentation that is timely and properly submitted to the Claims Administrator by the 36

Settlement Class Members, as well as the information contained in the Ionic Breeze® Database. The Claims Administrator shall have no duty to investigate a particular claim beyond examination of such documentation. Except as otherwise expressly provided herein, the Claims Administrator is not obligated to examine or consider documentation that is received beyond the respective deadlines established by the Court, but, as provided in § 13.4, may do so if the Claim Form was timely received, in its discretion without setting a course of dealing, practice, or policy and without obligating the Claims Administrator or Settling Defendant to make the same or similar exceptions for other Settlement Class Members. Notwithstanding the foregoing, Settling Defendant, Settlement Class Counsel, and the Claims Administrator shall take reasonable steps to prevent fraud in the Claims Administration process.

13.4 Deficiencies in Documentation.

     13.4.1 In the event that, during claims processing, the Claims Administrator finds technical deficiencies that exist in the Claim Form, Proof of Purchase, or Product Identification Documentation from a Settlement Class Member, which the Claims Administrator, in its discretion, believes may be correctable, then the Claims Administrator shall notify the Settlement Class Member of the technical deficiencies, and shall allow the Settlement Class Member thirty (30) calendar days from the date of receipt of such notice to correct the deficiencies. If the deficiencies are not corrected within the thirty (30) calendar-day period, the Claims Administrator shall reject the claim without prejudice to the right of the Settlement Class Member to resubmit the Opt-Out Form or Claim Form or Proof of Purchase or Product Identification Documentation, provided the resubmission by the Settlement Class Member meets the deadlines and other requirements set forth in the Amended Settlement Agreement, the Second Amended Settlement Agreement, this Third Amended Settlement Agreement, or established by the Court.

     13.4.2 “Technical deficiencies” as used in this subsection do not include material deficiencies or missing the Final Claims Bar Date, which absolutely bars allowance of a claim.

     13.5 Approval or Rejection of Claims. In order for a particular Settlement Class Member to become an allowed claimant, the Claims Administrator must be satisfied and certify that: 13.5.1 the claimant did not opt-out pursuant to the applicable provisions of the Amended Settlement Agreement and Notices; and 13.5.2 the claimant: 13.5.2.1 is a bona fide Purchaser of the product from Sharper Image as reflected in the Ionic Breeze® Database and the claimant electronically registered a claim on the Claims Web Site; or 13.5.2.2 submitted a properly completed, sworn, and executed Claim Form before the Final Claim Bar Date to the Claims Administrator (1) along with the claimant’s required Proof of Purchase and such submittal documentation meets the criteria outlined in this Agreement for the particular claim being made; or (2) the claimant is a bona fide Purchaser of the product from Sharper Image as reflected in the Ionic Breeze® Database; and 13.5.3 The Ionic Breeze® unit that is the subject of the claim is not the subject of a claim by any other Person. With respect to Ionic Breeze® products purchased at an individual price greater than $0.00 but less than or equal to $100.00 (excluding tax and shipping), that only one Merchandise Credit is being awarded for all Ionic Breeze® products purchased by that Settlement Class Member at an individual price greater than $0.00 but less than or equal to $100.00 (excluding tax and shipping).

     13.5.4 If, in the opinion of the Claims Administrator, a claim appears to be in violation of § 13.5.3, the Claims Administrator shall resolve the 38 dispute in consultation with Settlement Class Counsel and Settling Defendant’s Counsel, and shall award the Merchandise Credit to the appropriate Settlement Class Member(s) in accordance with this Third Amended Settlement Agreement.

     13.6 The Claims Administrator shall report the results of processing all claims to the Court, Settlement Class Counsel, and Settling Defendant’s Counsel. The reports shall be filed quarterly, with a final report, as of the Closing Date, due forty (40) calendar days after the Closing Date. The Claims Administrator shall make any adjustments to the results as ordered by the Court.

     13.7 Distribution of Settlement Benefits. The Claims Administrator shall promptly make arrangements to satisfy allowed claims as and when allowed after the Effective Date of Settlement. Settling Defendant agrees to make the benefits available in a timely fashion so as to allow the Claims Administrator to promptly satisfy allowed claims as and when allowed. Notice of the issuance of the Merchandise Credit(s) for each allowed claim shall be delivered by the Claims Administrator to each of the allowed claimants via the Claims Web Site where possible, or where necessary, at the address shown for the allowed claimant on his, her, or its Claim Form. For all allowed claimants to whom the Claims Administrator was unsuccessful in attempting to deliver the benefits and as to whom the Claims Administrator recommends taking no further actions to deliver their benefits, the Court will enter an order that states, for each, either that the Claims Administrator need not make any further effort to deliver the benefits or that directs further efforts to be taken by the Claims Administrator. The cost of such delivery and efforts to deliver shall be borne by the Settling Defendant. Any Merchandise Credit(s) not disbursed prior to the Closing Date shall cease to exist. In no event shall the Settling Defendant or the Claims Administrator have any liability or obligation for claims beyond the agreed upon amounts.

     13.8 Appeal of Disallowed Claims. Any member of the Settlement Class shall have the right to appeal the determination of the Claims Administrator regarding said 39 claimant’s disallowed claim. Appeals shall be in writing and must be first submitted to the Person designated, from time to time, by the Claims Administrator to decide such appeals. The procedure for such appeals shall be established by the Class Administrator and posted on the Claims Web Site. If the claimant remains unsatisfied, then appeal may be had to the Court. Any appeal to the Court shall be by motion filed no later than fifteen (15) calendar days after final action by the Claims Administrator on such appeal and shall be determined after notice to the appealing claimant, the Claims Administrator, Settlement Class Counsel, and Settling Defendant’s counsel. Such appeals may not collaterally attack the propriety of the Amended Settlement Agreement, and are limited to the sole issue of whether the Claims Administrator appropriately determined the validity and/or value of the claimant’s disallowed claim.

13.9 Limited Liability of Claims Administrator:

     The Claims Administrator and its owners, officers, directors, partners, shareholders, members, manager, employees, and agents do not owe a fiduciary duty to the Settlement Class Members, Plaintiffs, or to the Settling Defendant. The Parties will ask the Court to grant the Claims Administrator limited immunity from liability to the effect that the Claims Administrator (and its owners, officers, directors, partners, shareholders, members, manager, employees, and agents) shall be liable only for breach of contract, actual fraud, and negligence.

14.	[INTENTIONALLY LEFT BLANK]

15.	Release.

15.1 Released Persons. Released persons and entities shall include without limitation the following (the “Releasees,” “Released Persons,” “Sharper Image,” or “Settling Defendant”): Sharper Image and Zenion Industries, Inc. and all of their respective current and former officers, directors, employees, agents, customers, resellers, retailers, wholesalers, distributors, attorneys, experts, assigns, insurers, employers, parents, subsidiaries, affiliates, principals, partners, representatives, joint venturers, beneficiaries, shareholders, independent contractors, consultants, predecessors, and successors.

     15.2 Released Rights. Upon the Effective Date of Settlement, the Plaintiffs and each of the Settlement Class Members, and their respective heirs, executors, administrators, representatives, agents, attorneys, partners, spouses, successors, predecessors-in-interest, assigns, and any authorized users of their accounts, shall be deemed to have, and by operation of the Final Judgment shall have, fully, finally and forever released, relinquished and discharged any and all rights, duties, obligations, claims (including those that the Plaintiffs or any Settlement Class Members do not know or suspect to exist in their favor at the time of the signing of the Amended Settlement Agreement which, if known by them, might have affected their settlement with and release of the Released Parties, or might have affected their decision not to object to this Amended Settlement Agreement), actions, causes of action or liabilities, whether arising under local, state, or federal law, whether by statute, contract, common law or equity, whether known or unknown, suspected or unsuspected, asserted or unasserted, foreseen or unforeseen, actual or contingent, liquidated or unliquidated, as of the Effective Date of Settlement against the Released Parties: that arise out of or are related in any way or could have been asserted with respect to any or all of the acts, omissions, facts, matters, transactions, or occurrences that were directly or indirectly alleged, asserted, described, set forth or referred to in this Class Action, including but not limited to, those actions presently pending in Florida and California State Courts described below, related to any Ionic Breeze®, including, but not limited to, any and all claims related in any way to the efficacy of the Ionic Breeze® or any advertisements, representations, marketing, warranties, or the failure to disclose any potential health risk related to the Ionic Breeze® (health risks are to include but not be limited to, any alleged health risks related to emissions or reactions such as ozone, terpenes and reactions with terpenes, or any other type of reaction related to the operation of the Ionic Breeze®, volatile organic 41 compounds, ultrafine particles), causes of action or claims for relief for alleged false advertising, breach of express and/or implied warranties, unjust enrichment, Magnuson-Moss Warranty Act, conspiracy, unfair competition, state consumer protection statutes, common law prohibiting unfair or deceptive trade practices, breach of contract, fraud, and/or misrepresentation and equity prohibiting unjust enrichment or requiring restitution or disgorgement; and (2) that are, were, or could have arisen out of or been related in any way to Settling Defendant’s advertising, manufacture, design or sale of the Ionic Breeze® products and the disclosures relating thereto (all such released claims collectively the “Released Claims” or “Released Rights”). This release will not apply to claims for breach of the Amended Settlement Agreement, the Second Amended Settlement Agreement, or this Third Amended Settlement Agreement. THIS RELEASE DOES NOT RELEASE OR WAIVE ANY CLAIM FOR PERSONAL INJURY AND THE RELEASED CLAIMS/RIGHTS DO NOT INCLUDE CLAIMS FOR PERSONAL INJURY.

     15.3 With respect to the releases set forth above, the Parties stipulate and agree that, upon the Effective Date of Settlement, the Plaintiffs shall expressly waive, and each of the Settlement Class Members shall be deemed to have waived, and by operation of the Order shall have waived, the provisions, rights and benefits of California Civil Code Section 1542 (and all similar state, federal, and international laws), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

     Plaintiffs and each of the Settlement Class Members understand and acknowledge the significance of this waiver of California Civil Code Section 1542 and/or of any other applicable 42 law relating to limitations on releases. The Plaintiffs and/or Settlement Class Members or their counsel may hereafter discover facts in addition to or different from those which any of them now knows or believes to be true with respect to the subject matter of the Released Claims, but the Plaintiffs shall expressly and each Settlement Class Member, upon the Effective Date of Settlement, shall be deemed to have, and by operation of the Final Judgment and Final Order shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional information. The Plaintiffs acknowledge, and the Settlement Class Members shall be deemed by operation of the Final Judgment and Final Order to have acknowledged, that the foregoing waiver was separately bargained for and a key element of the Amended Settlement Agreement, the Second Amended Settlement Agreement, and this Third Amended Settlement Agreement of which this release is a part.

     15.4 Upon the Effective Date of Settlement, as defined in § 1.13, Settling Defendant shall be deemed to have, and by operation of the Final Judgment and Final Order shall have, fully, finally, and forever released, relinquished and discharged Plaintiffs and Settlement Class Counsel from all claims arising out of, in any way relating to, or in connection with the initiation, prosecution, and settlement of this Class Action, except for claims for breach of the Amended Settlement Agreement, the Second Amended Settlement Agreement, or this Third Amended Settlement Agreement.

16.	Other Pending Actions.

The Settlement Class Members and Settling Defendant expressly retain the right, to the extent permitted by law, the Amended Settlement Agreement, the Second Amended Settlement Agreement, this Third Amended Settlement Agreement, to plead the Amended Settlement 43

Agreement, the Second Amended Settlement Agreement, this Third Amended Settlement Agreement, as a full and complete defense to, or as the basis for a stay or an injunction against, any action, suit, or other proceeding to recover any claim released by § 15, which may be instituted, prosecuted, or attempted in breach of the Amended Settlement Agreement, the Second Amended Settlement Agreement, or this Third Amended Settlement Agreement.

17.	Final Approval of This Agreement.

This Third Amended Settlement Agreement shall become final upon the Effective Date of Settlement which is the eleventh (11th) calendar day after the latest date for the occurrence of all of the following three events: (a) the Third Amended Settlement Agreement is executed and delivered by all Parties and approved in all respects by the Court; (b) entry, as provided herein, of the Final Order and Final Judgment; and (c) the Final Order and Final Judgment become Final.

18.	Final Judgment

	18.1	Subject to the Court’s approval, the Final Judgment shall be substantially in the form attached hereto and incorporated herein by reference as Exhibit C.

	18.2	The Settling Defendant desires that this settlement result in finality and closure as to the issues involved in the Class Action.

	18.3	The form of Final Judgment may include additional provisions as the

Court may direct which are not inconsistent with this Third Amended Settlement Agreement. In addition to the Final Judgment, the Court may issue such other orders, findings of fact, and conclusions of law as the Court may order, so long as not inconsistent with this Amended Settlement Agreement. Without limiting the foregoing, it is anticipated that there may be additional orders, provisions in the Final Judgment, findings of fact and conclusions of law regarding: objections; attorney fees; costs and expenses; fees to the Settlement Class Representative(s); and with respect to determinations by the Court on those matters that are to be determined by the Court by the express terms of the Amended Settlement Agreement, the Second Amended Settlement Agreement, or this the Third Amended Settlement Agreement.

19.	Effect of Failure of Court To Approve.

If the Court fails to approve this Third Amended Settlement Agreement or any part hereof, or if such approval is modified in any way not permitted by this Third Amended Settlement Agreement, or set aside on appeal, or if the Court does not enter the Final Order and the Final Judgment, provided for in § 18, or if the Court enters the Final Order and Final Judgment and review or modification is sought (whether by way of motion, appeal, writ, or other proceeding), and on such review, the Final Order or Final Judgment is not fully affirmed or is materially modified, then this Third Amended Settlement Agreement may be rightfully cancelled and terminated at the option of either party, including as specifically provided for in this Agreement, and the Parties shall be restored to their original positions, except as expressly provided herein. Termination, cancellation, and voiding of this Amended Settlement Agreement as provided in the foregoing shall not affect any agreement or obligation stated herein to survive termination. In the event that the Third Amended Settlement Agreement shall be of no force or effect and, in any event, the Parties hereto agree that this Third Amended Settlement Agreement, including its exhibits, whether or not it shall become final, and any and all negotiations, documents and discussions associated with it shall be without prejudice to the rights of any party, shall not be deemed or construed to be an admission or evidence of any violation of any statute or law of any liability or wrongdoing by any Settling Defendant or of the truth of any of the claims or allegations contained in the First Amended Complaint or any other pleading; and evidence thereof shall not be discoverable or used directly or indirectly, in any way, whether in the Class Action or in any other action or proceeding. However, any Settling Defendant or Settlement Class Member may introduce the Final Judgment, Amended Settlement Agreement, or this Third Amended Settlement Agreement, for the limited purpose of establishing their rights and obligations under the Amended Settlement Agreement, the Second Amended Settlement Agreement, or this the Third Amended Settlement Agreement, or that a particular claim is or is 45 not barred by the Final Judgment, Amended Settlement Agreement, the Second Amended Settlement Agreement, or this the Third Amended Settlement Agreement. The Parties expressly reserve all of their rights if the settlement does not become Final in accordance with the term of this Third Amended Settlement Agreement.

20.	Successors & Assigns.

This Third Amended Settlement Agreement shall be binding upon, and inure to the benefit of the successors and assigns of the Parties hereto. Without limiting the generality of the foregoing, each and every covenant and agreement herein made by the Settlement Class Counsel and the Plaintiffs on behalf of themselves and on behalf of the Settlement Class, shall be binding upon all Settlement Class Members.

21.	Entire Agreement.

The Amended Settlement Agreement, as modified or superseded by the Second Amended

Settlement Agreement and this Third Amended Settlement Agreement contain an entire, complete, and integrated statement of each and every term and provision agreed to by and among the Parties; they are not subject to any condition not provided for in them. The Amended Settlement Agreement, as modified or superseded by this Second Amended Settlement Agreement and this Third Amended Settlement Agreement, supersede any prior agreements or understandings between and among Plaintiffs, Settlement Class Members, Settlement Class Counsel, Settling Defendant, and Settling Defendant’s Counsel regarding the subject matter of the Class Action, the Amended Settlement Agreement, the Second Amended Settlement Agreement, and this Third Amended Settlement Agreement. This Third Amended Settlement Agreement shall not be modified in any respect except by a writing executed by all the Parties hereto or by order of the Court to the limited extent expressly provided for in this Third Amended Settlement Agreement. In the event that, after such time as the Final Order is entered, it becomes clear that any deadline related to this settlement, including any deadline set forth herein or in the attached exhibits, is, or becomes (such as by reason of appellate or other post-settlement proceedings), unmanageable, unreasonable, in conflict with any other deadline set 46 forth in this Agreement, and/or was not the deadline intended by the Parties, Settlement Class Counsel and Settling Defendant's Counsel shall designate a new deadline that comports with the provisions and intent of this Agreement. Settlement Class Counsel and Settling Defendant’s Counsel shall notify the Court of any deadline changed pursuant to the this provision within ten (10) court days after Settlement Class Counsel and Settling Defendant's Counsel determine the new deadline and at least three (3) Court days before passage of the deadline at issue. The Court may modify or deny the new deadline if it determines that modification or denial are necessary to uphold the integrity of the settlement.

22.	Exhibits.

All exhibits are incorporated into this Agreement by reference. Any inconsistency between this Third Amended Settlement Agreement and the exhibits attached hereto shall be resolved in favor of this Third Amended Settlement Agreement.

23.	No Presumption Against Drafter.

None of the Parties hereto shall be considered to be the drafter of this Third Amended

Settlement Agreement or any provision hereof for the purpose of any statute, case law, or rule of interpretation or construction that would or might cause any provision to be construed against the drafter hereof. This Third Amended Settlement Agreement was drafted with substantial input by all Parties, and no reliance was placed on any representations other than those contained herein.

24.	Governing Law.

This Third Amended Settlement Agreement shall be governed by and shall be construed and enforced in accordance with federal law, where appropriate, and otherwise pursuant to the laws of the State of Florida, except for any conflict of law provisions in said laws of the State of Florida that may otherwise require the application of the laws of a jurisdiction other than that of the State of Florida to the performance, validity, construction or enforcement of this Third Amended Settlement Agreement.

25.	Continuing Jurisdiction and Exclusive Venue.

	25.1	The Settling Defendant and each Settlement Class Member hereby irrevocably submits to the exclusive jurisdiction and venue of the United States District Court for the Southern District of Florida, Miami Division, for any suit, action, proceeding, case, controversy, or dispute relating to the Amended Settlement Agreement and Exhibits thereto, the Second Amended Settlement Agreement and Exhibits thereto, and this Third Amended Settlement Agreement and Exhibits hereto, and negotiation, performance, or breach of those agreements. All Settlement Class Members and the Settling Defendant are barred and enjoined from commencing or continuing any suit, action, proceeding, case, controversy, or dispute relating to the Amended Settlement Agreement and Exhibits thereto, the Second Amended Settlement Agreement and Exhibits thereto, and this Third Amended Settlement Agreement and Exhibits hereto, and negotiation, performance, or breach of those agreements, in any state or federal court or other body other than the United States District Court for the Southern District of Florida, Miami Division.

	25.2	It is expressly agreed and stipulated that the United States District Court for the Southern District of Florida, Miami Division, shall have exclusive jurisdiction and authority to consider, rule upon, and issue a final order and final judgment with respect to the subject matter of any of the following actions, suits, or proceedings whether judicial, administrative or otherwise, which may be instituted by any Person, individually or derivatively, with respect to (a) the validity or enforceability of this Amended Settlement Agreement, (b) the authority of Settling Defendant to enter into or perform the Amended Settlement Agreement in accordance with its terms, the Second Amended Settlement Agreement in accordance with its terms, the Third Amended Settlement Agreement in accordance with its terms (c) the remedies afforded by those agreements, attorney fees, Settlement Class Representatives’ fees, costs, and expenses provided for in those agreements, injunctions against other actions; or (d) any other foreseen or unforeseen case or controversy in the United States related to or impacted by those agreements. This reservation of jurisdiction does not limit any other reservation of jurisdiction in those agreements nor do any other such reservations limit the reservation in this sub-section.

     25.3 Further, the Parties agree that all cases and controversies against the Released Parties regarding the performance, efficacy and/or ozone emission of Ionic Breeze® models identified herein should be heard only in this Court and that the Putative Class Members should be enjoined from bringing any such suits, except in this Court. The Parties agree that this Court shall expressly retain jurisdiction and will continue to retain jurisdiction in this Class Action so that it can enforce the Amended Settlement Agreement, the Second Amended Settlement Agreement, and this Third Amended Settlement Agreement, and the Final Judgment by, among other things, issuing injunctions in the appropriate instances against later actions filed in violation of the terms of those agreements and this Court’s Orders.

     25.4 The Parties agree to ask the Court to include the substance of the foregoing provisions in its Final Order and Final Judgment. In the event of a case, controversy, or dispute arising out of the negotiation of, approval of, performance of, or breach of the Amended Settlement Agreement, the Second Amended Settlement Agreement, or this Third Amended Settlement Agreement, the Court shall award attorneys fees and costs to the prevailing party. Solely for purposes of such suit, action or proceeding, to the fullest extent that they may effectively do so under applicable law, the Parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim or objection that they are not subject to the jurisdiction of such court, or that such Court is, in any way, an improper venue or an inconvenient forum.

26.	Authority

The undersigned counsel for the Parties to this Third Amended Settlement Agreement covenant and represent that they are fully authorized to enter into and to execute this Third

Amended Settlement Agreement, provided that Settlement Class Counsel’s authority is subject to certification of a class and approval of this settlement by the Court.

27.	Currency, Dates & Times.

All values, fees, expenses, costs, and other amounts stated herein are to be determined,

are stated, and are to be paid in United States legal currency. All dates and times stated in this Third Amended Settlement Agreement mean the date and time in Miami, Florida.

28.	Notices.

All notices to Settlement Class Counsel, the Settling Defendant, and Settling Defendant’s

Counsel required under this Third Amended Settlement Agreement shall be sent by first class U.S. Mail, by hand delivery, or by facsimile, to the recipient designated in this Third Amended Settlement Agreement. Timeliness of all submissions and notices shall be measured by the date of receipt (or some other method of calculating the date if otherwise provided for herein), unless the addressee refuses or delays receipt. The persons designated to receive notice are as follows:

Jere F. White, Jr., Esq.	David L. Aronoff, Esq.
Stephen J. Rowe, Esq.	Gayle I. Jenkins, Esq.
Enrique J. Gimenez, Esq.	Thelen Reid Brown Raysman & Steiner LLP
Lightfoot, Franklin & White, LLC	333 S. Hope Street, 29 th Floor
400 20th Street North	Los Angeles, California 90071
Birmingham, Alabama 35203	Telephone:	(213) 576-8044
Counsel for Settling Class Representative	Facsimile:	(213) 576-8080
and Settling Class	Counsel for Settling Defendant
Robert L. Parks, Esq.	Patrick M. Ryan, Esq.
Haggard, Parks, Haggard & Lewis, P.A.	Thelen Reid Brown Raysman & Steiner LLP
330 Alhambra Circle, 1st Floor	101 Second Street, Suite 1800
Coral Gables, Florida 33134	San Francisco, CA 94105
Counsel for Settling Class Representative	Telephone:	415.369-7356
and Settling Class	Facsimile 415.369-8718
Counsel for Settling Defendant
Terry C. Young, Esq.
James S. Toscano, Esq.
Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 North Eola Drive
Post Office Box 2809
Orlando, Florida 32801

Telephone: 407-843-4600 Facsimile: 407-843-4444 Counsel for Settling Defendant

29.	Preliminary Injunction and Stays of Other Actions

	29.1	The Court entered a preliminary injunction and stay order as contained in

Exhibit B, as was provided for in the Amended Settlement Agreement. Exhibit B in its entirety, including the preliminary injunction and stay order contained therein, are expressly incorporated herein by this reference, and the entry and continued enforceability and enforcement of that portion of Exhibit B that includes the preliminary injunction and stay order was material to the Amended Settlement Agreement and is a material term and basis of this Third Amended Settlement Agreement.

30.	Permanent Injunction as Part of Final Judgment

	30.1	This term of the Third Amended Settlement Agreement being a material,

negotiated term, Settling Defendant reserves the right to terminate the settlement, at its option, if the Final Order and Final Judgment do not include the issuance of a stay and injunction(s) in substantial conformity with the following:

     30.1.1 All Released Claims, as described in the Third Amended Settlement Agreement, by or on behalf of any Settlement Class Member in any forum are hereby ordered permanently enjoined, except as may be necessary in this Class Action only to implement the Third Amended Settlement Agreement or comply with the terms of the Third Amended Settlement Agreement. The actions, and prosecution of claims are hereby permanently stayed and enjoined, and the actions and claims ordered to be dismissed with prejudice include, but are not limited to, the following actions and the claims prosecuted and asserted therein: (i) Robertson v. Sharper Image Corp., Superior Court of California, San Francisco County, Case No.: CGC 04-434230, (ii) Potter v. Sharper Image Corp., Superior Court of California, San Francisco County, Case No.: CGC-0346350, (iii) Cox v.

Sharper Image Corp., Superior Court of California, San Francisco County, Case No.: CGC-04-429331, and (iv) Bryant v. Sharper Image Corp., Florida Fourth Judicial Circuit Court, Duval County, Case No.: 16-2003-CA0006272XXX CV-C. Neither the Settlement Class Representatives nor any Settlement Class Member, either directly, representatively, or in any other capacity, nor any person or entity allegedly acting on behalf of any Settlement Class Member, shall commence, continue, or prosecute against Sharper Image, or against any of the other Released Parties, any action or proceeding in any court, tribunal, or elsewhere, asserting any of the Released Claims. This injunction has one exception: it shall not apply to individual claims of any Putative Class Member who timely excluded himself, herself, or itself from this Class Action in a manner that complied with § 11 of the Preliminary Approval Order and § 11 of the Third Amended Settlement Agreement. This injunction is necessary to protect and effectuate the Amended Settlement Agreement, the Second Amended Settlement Agreement, this Third Amended Settlement Agreement, the Final Order, and this Court’s flexibility and authority to effectuate this Third Amended Settlement Agreement and to preserve the Final Order, and is ordered in aid of this Court’s jurisdiction and to protect its judgments pursuant to 28 U.S.C. sections 1651 (a) and 2283.

31.	Order of Dismissal With Prejudice of Other Pending Actions

The Final Judgment will include a provision ordering the dismissal with prejudice of all other actions related to the Released Claims described in § 15.

32.	Stay

Unless and until the Amended Settlement Agreement, the Second Amended Settlement

Agreement, and this Third Amended Settlement Agreement are terminated pursuant to their provisions, the Parties agree that all discovery, motions, pleadings, and other activity in this Class Action affecting the Settling Defendant shall be stayed except to the extent necessary to effectuate this settlement.

33.	Additional Terms.

	33.1	Plaintiffs and Settlement Class Counsel shall not issue, or facilitate, or cause to be issued, any press release or other public statements regarding the settlement except in accordance with a court-approved plan for dissemination of Class Notice and as necessary to obtain Preliminary Settlement Approval. Except as may be necessary for Sharper Image to comply with legal, statutory, and/or regulatory requirements of disclosure of information, no statements regarding the settlement will be made prior to application for Preliminary Settlement Approval whatsoever, beyond Settlement Class Counsel, Settling Defendant’s Counsel, Settling Defendant, and Plaintiffs. Inquiries may only be responded to by reference to information in the public record. This provision shall not prohibit Settling Class Counsel from communicating with Settlement Class Members; provided, however, that Plaintiffs and Settlement Class Counsel must comply with all confidentiality agreements and protective orders in this Class Action. Any and all drafts of this Third Amended Settlement Agreement and other related settlement documents shall remain confidential and shall not be disclosed or duplicated except as necessary to obtain approval of this settlement.

	33.2	The Third Amended Settlement Agreement compromises claims that were contested and shall not be deemed an admission by any Parties to this Class Action as to the merits of any claim or defense. Settling Defendant and Plaintiffs agree that the Settlement Package and the other terms of the Amended Settlement Agreement, the Second Amended Settlement Agreement, and this Third Amended Settlement Agreement were negotiated in good faith by Settling Defendant and Plaintiffs, and reflect a settlement that was reached voluntarily after a mediation process under the supervision of Lawrence M. Watson, Jr., Upchurch Watson White & Max Mediation Group, Inc., and consultation with competent legal counsel.

	33.3	Neither the act of negotiating the Amended Settlement Agreement, the

Second Amended Settlement Agreement, this Third Amended Settlement Agreement,

including the agreement by Settling Defendant to stipulate to a nationwide settlement class, nor any act performed or document executed pursuant to or in furtherance of the Amended Settlement Agreement, the Second Amended Settlement Agreement, or this Third Amended Settlement Agreement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Settling Defendant; (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of the Settling Defendant in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal; or (c) is or may be deemed to be a waiver of Settling Defendant’s right to seek to enforce of its rights, including those provided for herein, in other cases or against persons or entities who opt out of the settlement. Settling Defendant may file the Amended Settlement Agreement, the Second Amended Settlement Agreement, this Third Amended Settlement Agreement, and/or the Final Judgment in any action that has been or may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

     33.4 All agreements made and orders entered during the course of the litigation relating to the confidentiality of information shall survive the Amended Settlement Agreement, the Second Amended Settlement Agreement, and this Third Amended Settlement Agreement.

     33.5 The Amended Settlement Agreement, the Second Amended Settlement Agreement, and this Third Amended Settlement Agreement supersede the settlement agreement dated January 16, 2007.

34.	Counterparts.

This Third Amended Settlement Agreement may be executed in counterparts, each of which shall constitute an original. Facsimile or pdf signatures shall be considered valid 54 signatures as of the date hereof, although the original signature pages shall thereafter be appended to this Third Amended Settlement Agreement and kept in the custody of Settling Defendant’s Counsel.

EXECUTED on July 30, 2007. [INTENTIONALLY LEFT BLANK]

LIGHTFOOT, FRANKLIN & WHITE LLC

By:
Manuel Figueroa, Plaintiff	Jere F. White, a partner
HAGGARD, PARKS, HAGGARD & LEWIS, P.A.

By:

Dixie M. Garner, Plaintiff

Robert L. Parks, a partner

Sharper Image Corporation	THELEN REID BROWN RAYSMAN & STEINER
LLP

By:
Print Name:	By:
Its:	David L. Aronoff, a partner.